2017-04-03, 19:17:51, EDT

File insider report – Completed

The transaction has been reported.

Reported transactions for this session.

Insider:	Jennings.R	Issuer:	TransGlobe Ener	Security	Convertibl TGL.DB

Transaction Number	2989543
Security designation	Convertible Debentures TGL.DB
Opening balance of securities held	185500
Date of transaction	2017-03-31
Nature of transaction	38 – Redemption, retraction, cancellation, repurchase
Number or value or securities	185500
Disposed of
Unit price or exercise price		Currency	Canadian Dollar
Closing balance of securities held	0	Insider’s
		calculated
		balance
Filing date/time	2017-04-03
	19:17:48
General remarks (if necessary to describe the transaction)	Debentures cash settled on due date
Private remarks to securities regulatory authorities